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EXHIBIT 12.2

Public Service Company of Oklahoma
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                                          1997       1996       1995      1994      1993
                                        --------   --------   --------  --------  --------
                                                    (thousands, except ratios)
Operating income                         $81,776   $101,737   $111,769   $98,258   $72,156
Adjustments:
  Income taxes                            12,313     25,257     37,490    27,954    13,554
  Provision for deferred
    income taxes                           8,448     (1,328)     2,704     7,779     9,537
  Deferred investment tax credits         (2,278)    (2,784)    (2,789)   (2,789)   (2,838)
  Charges for investments and plant
    development costs, net of tax            (75)   (35,708)        --        --        --
  Other income and deductions                729        (95)     2,274       933       531
  Allowance for borrowed and equity
    funds used during construction         2,317      1,722      3,734     2,513     1,948
  Interest portion of financing
    leases                                               --         --        --        17
                                        --------   --------   --------  --------  --------
        Earnings                        $103,230    $88,801   $155,182  $134,648   $94,905
                                        ========   ========   ========  ========  ========


Fixed charges:
  Interest on long-term debt             $30,474    $30,555    $29,594   $29,594   $31,410
  Interest on short-term debt and other    4,100      5,623      6,355     3,844     2,729
 Distributions on Trust Preferred
    Securities                             3,967         --         --        --        --
  Interest portion of financing leases        --         --         --        --        17
                                        --------   --------   --------  --------  --------
        Fixed charges                    $38,541    $36,178    $35,949   $33,438   $34,156
                                        ========   ========   ========  ========  ========


Ratio of earnings to fixed charges          2.68       2.45       4.32      4.03      2.78(1)



(1) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of changes in accounting principles.
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